EXHIBIT 23.2

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-98956, 33-98958, 333-92477 and 333-92479) and
Form S-3 (No. 33-98728) of Cree, Inc. of our report dated July 22, 1998, except for the restatement of the fiscal 1998 financial statements as a result of the business combination described in the first three paragraphs of Note 2 for which the date is May 1, 2000, relating to the financial statements of Cree, Inc., which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
August 8, 2000